UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 13, 2009

VERENIUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-29173	22-3297375
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

55 Cambridge Parkway, Cambridge, MA		02142
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 674-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2009, Verenium Corporation, a Delaware corporation (the “Company”), entered into a compensation and employment agreement (the “Employment Agreement”) with Jeffrey G. Black, the Company’s Senior Vice President, Chief Accounting Officer and interim Chief Financial Officer.

Pursuant to the terms of the Employment Agreement, Mr. Black will be paid a semi-monthly base salary of $10,833, and shall be eligible to receive an annual performance-based incentive bonus of up to a maximum of 40% of his base salary earned during such period.

In the event that Mr. Black is terminated without cause or resigns for good reason, the Company shall pay him severance pay in the amount of his then-current annual base salary, plus a pro rated Bonus Amount equal to the higher of (i) his target bonus amount for the year in which the termination occurs, or (ii) the average bonus amount paid to him in the two fiscal years prior to his termination date (collectively, the “Severance Payment”).  The Severance Payment shall be paid in equal installments over a period of twelve months and Mr. Black shall also be eligible to receive twelve months of COBRA payments for health and dental benefits.  Additionally, the vesting of the Mr. Black's stock options will accelerate in the event that he is terminated without cause or resigns for good reason.  The vesting of the his time-based options, performance-based options that have been converted to time-based vesting, and restricted stock will automatically accelerate as if Mr. Black had been employed by the Company for an additional twenty-four months as of the date of the termination and shall no longer be subject to forfeiture or a right to repurchase by the Company as of the date of termination.

In the event that Mr. Black is terminated without cause or resigns for good reason within fifteen months following the effective date of a change of control of the Company, he shall receive the Severance Payment and benefits described above.  In addition, all time-based options and performance-based options held by Mr. Black that are unvested shall be immediately accelerated such that they shall be fully vested.  Also, the vesting of any performance-based options held by Mr. Black that have not been converted to time-based options shall be accelerated so that such options shall vest in substantially equal monthly installments, commencing from the date of the change in control until the earlier of (x) the original vesting date of such options, or (y) the date which is four years after the change in control.

If payments under the Employment Agreement constitute Section 280G parachute payments that are subject to excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the  “Code”), the Company will pay to Mr. Black an amount equal to the higher of (i) a payment that is reduced so that there would be no excise tax under Section 4999 of the Code, or (ii) a payment (which shall be no more than the total parachute payments contemplated by the Amended Employment Agreement), which after taking into account all applicable taxes, would provide the individual with the largest payment amount on an after-tax basis.

A copy of the Employment Agreement will be filed as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ending December 31, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERENIUM CORPORATION

Dated: January 16, 2009	By:	/s/ Gerald M. Haines II
	Name:	Gerald M. Haines II
	Title:	Executive Vice President